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     AMENDMENT TO THE OCTOBER 19, 2002 CONSULTING AGREEMENT BY AND BETWEEN
       ENERTECK CHEMICAL CORPORATION AND ALLAN F. DOW & ASSOCIATES, INC.

         THIS AMENDMENT TO the October 10, 2002 Consulting Agreement by and between EnerTeck Chemical Corporation and Allan F. Dow & Associates, Inc. (this "Amendment") is made and entered into as of March 18, 2003, by and among EnerTeck Chemical Corporation, a Texas corporation (the "Company"), Gold Bond Resources, Inc., a Washington State corporation) (the "Public Company") and Allan F. Dow & Associates, Inc., also a Texas corporation (the "Consultant") on the other hand the "Parties").

         Paragraph numbered 5 of the October 10, 2002 Consulting Agreement is hereby amended to include the following;

"The five year warrants to be issued to the Consultant by the Public Company pursuant to this Paragraph 5 will be for 4,981,500 shares of the Public Company's Common Stock with an exercise price of $.12 per share."

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


THE COMPANY                                  THE CONSULTANT

EnerTeck Chemical Corporation                Allan F. Dow & Associates, Inc.
a Texas  corporation                         a Texas corporation


By:  /s/ Dwaine Reese                        By: /s/ Kenneth O'Neill Sr.
 Dwaine Reese                                    Kenneth O'Neill Sr.
Chief Operating Officer and Chairman         Vice President


THE PUBLIC COMPANY

Gold Bond Resources, Inc.
a Washington State  corporation


By:  ---------------------------------------
Dwaine Reese
Chief Operating Officer and Chairman

GOBM.AFDcnsltAMEND